EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-158753 of Phazar Corp on form S-3 and Registration Statement No. 333-158798 on form S-8 of Phazar Corp. of our reports dated September 19, 2012, related to our audit of the consolidated financial statements of Phazar Corp. as of June 30, 2012 and 2011, and for the years then ended, which report is included in the Annual Report on Form 10-K of Phazar Corp. for the year ended June 30, 2012.

WEAVER AND TIDWELL, L.L.P.

Fort Worth, Texas
September 19, 2012